October 27, 2016

Northern Lights Fund Trust III

4020 South 147th Street

Omaha, NE 68137

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 263 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the "Registration Statement"), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 263 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 263 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

MVW/JMS

710719.42

EXHIBIT A

1. ACM Dynamic Opportunity Fund
2. Absolute Capital Asset Allocator Fund
3. Absolute Capital Defender Fund
4. Boyd Watterson Limited Duration Enhanced Income Fund
5. Cane Alternative Strategies Fund
6. Counterpoint Tactical Equity Fund
7. Counterpoint Tactical Income Fund
8. Cozad Small Cap Value Fund
9. Discretionary Managed Futures Strategy Fund
10. Footprints Discover Value Fund
11. Good Harbor Tactical Core Developed Markets Fund
12. Good Harbor Tactical Core Emerging Markets Fund
13. Good Harbor Tactical Equity Income Fund
14. Good Harbor Tactical Core US Fund
15. Good Harbor Tactical Core US II Fund
16. HCM Dividend Sector Plus Fund
17. HCM Tactical Growth Fund
18. HCM Income Plus Fund
19. Issachar Fund
20. Leland Currency Strategy Fund
21. Leland International Advantage Fund
22. Leland Thomson Reuters Private Equity Index Fund
23. Leland Thomson Reuters Venture Capital Index Fund
24. Marathon Value Portfolio
25. Newfound Multi-Asset Income Fund
26. Newfound Risk Managed Global Sectors Fund
27. Newfound Risk Managed U.S. Sectors Fund
28. Newfound Total Return Fund
29. Persimmon Long/Short Fund
30. Pinnacle Sherman Multi-Strategy Core Fund
31. Pinnacle Sherman Tactical Allocation Fund
32. Raylor Managed Futures Strategy Fund
33. RESQ Dynamic Allocation Fund
34. RESQ Strategic Income Fund
35. Roge Partners Fund
36. Swan Defined Risk Fund
37. Swan Defined Risk Emerging Markets Fund
38. Swan Defined Risk Foreign Developed Fund
39. Swan Defined Risk US Small Cap Fund
40. Tactical Asset Allocation Fund
41. Teton Valley Fund
42. The Teberg Fund
43. United Master Works Income Fund